Exhibit 5.1

D +1 284 852 7309

E michael.killourhy@ogier.com

Reference: MJK/182419.00001

14 March 2025

Expectation Acquisition Corporation (No: 1979092) (the Company)

1	Request for opinion

1.1	We have acted as counsel as to British Virgin Islands law to the Company in connection with the Company’s registration statement on Form S-1, including all amendments or supplements to such form filed with the Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended (the US Securities Act) (filing number 333-280836) (the Registration Statement), related to the offering and sale (the Offering) of (i) up to 6,900,000 units (including up to 900,000 units included in the over-allotment option granted to the Underwriters (as defined below) (each a Unit and together the Units) with each Unit consisting of one ordinary share of no par value in the Company (each a Share and together the Shares) and one right (each a Right and together the Rights) to receive one-tenth (1/10) of a Share on the consummation of an initial business combination by the Company to the underwriters of the Offering (the Underwriters) for whom Lucid Capital Markets, LLC is acting as representative (the Representative); (ii) all Shares and Rights issued as part of the Units; and all Shares underlying those Rights comprised in such Units (which together constitute all of the ordinary shares or entitlements or rights to acquire the same in the Company being registered pursuant to the Registration Statement). This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

1.2	All capitalised terms used in this opinion have the respective meanings set forth in the Documents, except to the extent that a contrary indication or definition appears in this opinion or any Schedule. References herein to a Schedule are references to a schedule to this opinion.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined originals or copies of the documents listed in Part A of Schedule 1 (the Documents). In addition, we have examined copies of the corporate and other documents and conducted the searches listed in Part B of Schedule 1.

Ogier Ritter House, Wickhams Cay II PO Box 3170 Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 7300 F +1 284 852 7450 ogier.com	A list of Partners may be inspected on our website

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company has all requisite capacity and power to exercise its rights and perform its obligations in relation to the Offering as described in the Registration Statement.

Authorisation and Issue of Units and Underlying Securities

(c)	The Units have been duly authorised for issue by the Company.

(d)	The Shares included in the Units which are to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue and, when issued by the Company against payment in full of the consideration in accordance with the terms described in the Registration Statement and the terms in the Underwriting Agreement as referred to within the Registration Statement and duly registered in the Company’s register of members, will be validly issued, fully paid and non-assessable.

(e)	Any Shares which are to be issued pursuant to the Rights, in each case when the rights are exchangeable under the terms of the Rights Agreement as described in the Registration Statement, have been duly authorized for issue and, when issued by the Company in accordance with the terms of that same Rights Agreement, and duly registered in the Company’s register of members, will be validly issued, fully paid and non-assessable.

No conflict

(f)	The performance of the Company’s obligations in respect of the Offering as described in the Registration Statement do not and will not conflict with or result in any breach of:

(i)	any provision of the Company’s amended and restated memorandum and articles of association (as described in the Registration Statement); or

(ii)	any law, regulation or order of the British Virgin Islands applicable to the Company.

No litigation revealed

(g)	Based solely on our review of the Court Records (as defined in Part B of Schedule 1), no litigation was pending against the Company in the High Court of the British Virgin Islands.

No winding-up or insolvency proceedings revealed

(h)	Based solely on our review of the Public Records (as defined in Part B of Schedule 1), no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Registry of Corporate Affairs in the British Virgin Islands or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

5	Limitations

5.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the Documents or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Documents;

(c)	as to the commerciality of the transactions envisaged in the Documents or, save as expressly stated in this opinion, whether the Documents and the transactions envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Documents;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of Documents.

5.2	In this opinion:

(a)	Liability Amount means £5 million;

(b)	Legal Opinion Parties means (i) the Addressees and (ii) all other present and future persons who rely on this opinion; and

(c)	Losses means all losses (including indirect losses), liabilities or damages suffered or incurred by the Legal Opinion Parties arising out of or in connection with this opinion and whether such arise in contract, in tort (including negligence) or in misrepresentation, restitution or otherwise.

5.3	This opinion is given on the basis that:

(a)	our total liability under or in connection with this opinion to the Legal Opinion Parties in respect of Losses is limited to the Liability Amount;

(b)	the extent to which Losses may be recoverable from us will also be limited so as to be in proportion to our contribution to the overall fault for such Losses and therefore in determining such proportion, there shall be taken into account any contributory negligence of the claimant, any other advisers of the claimant and any other person;

(c)	the Legal Opinion Parties shall take all reasonable steps to mitigate the Losses; and

(d)	if we make a single payment in respect of Losses to a Legal Opinion Party which equals the Liability Amount or a number of payments in respect of Losses to one or more of the Legal Opinion Parties which in aggregate equal the Liability Amount, then we shall have no further liability to any person under or in connection with this opinion in relation to any Losses.]

6	Governing law of this opinion

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Who can rely on this opinion

7.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the legal matters and taxation sections of the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations of the SEC thereunder.

Yours faithfully

/s/ OGIER

Ogier

Schedule 1

Documents examined

Part A

The Documents

1	The Registration Statement.

2	A draft of the underwriting agreement to be entered into between the Company and the Representative in relation to the offering of the Units (the Underwriting Agreement).

3	A draft of the rights agreement to be entered into between the Company and VStock Transfer LLC, as rights agent, pursuant to which VStock Transfer LLC will act as rights agent in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Rights (the Rights Agreement).

4	A draft specimen of the certificate representing or constituting any Units.

5	A draft specimen of the certificate representing any Shares.

6	A draft specimen of the certificate representing or constituting any Rights.

Part B

Corporate and other documents

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 12 March 2025 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 12 March 2025 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 14 March 2025 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	A registered agent’s certificate dated 14 March 2025 identifying the directors and shareholders of the Company issued by the registered agent (the Registered Agent) of the Company (the Registered Agent’s Certificate).

5	Written resolutions of a meeting of the directors of the Company containing resolutions of the directors of the Company dated 10 March 2025 approving, inter alia, the entry into the Documents by the Company (the Director Resolutions).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	The information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records.

5	The Company has complied with, or will comply with when due, its obligations to file (unless the Company is within one of the statutory exceptions to the obligations to file) a financial return, its register of directors, its register of members and its beneficial ownership information pursuant to the BCA.

6	The Registered Agent’s Certificate is accurate and complete as at the date of this opinion.

7	The Director Resolutions remain in full force and effect.

Status, authorisation and execution

8	All parties to the Documents other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

9	All parties to the Documents other than the Company, have the capacity, power and authority to enter into the Documents to which it is a party and to exercise its rights and perform its obligations under such Documents.

10	Each Document will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us.

11	Each Document will be duly authorised by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands).

12	Each Document will be duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

13	In authorising the execution and delivery of the Documents and the exercise by the Company of its rights and performance of its obligations under those Documents, each of the directors of the Company acted honestly, in good faith, for a proper purpose and in what the director believed to be the best interests of the Company and in doing so exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances.

14	No director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Documents except as expressly disclosed in the Director Resolutions.

15	All signatures and seals on all documents are genuine and authentic and in particular that any signatures on the Documents are the true signatures of the persons authorised to execute the same by the resolutions within the Director Resolutions.

16	To the extent that any of the opinions given herein are given with respect to or relate to an individual, that individual (i) is of sound mind and has the legal capacity and authority to enter into any of the Documents to which he is a party or any other document referred to herein (as a matter of British Virgin Islands law and the laws of any other applicable jurisdiction); (ii) is not the subject of any bankruptcy petition or order or other legal process having similar effect in any jurisdiction; (iii) is not entitled, under any law, to claim immunity (whether sovereign, diplomatic or otherwise) from suit; and (iv) was not under duress or unduly influenced into entering into any Document or taking any other action referred to herein.

Choice of law

17	The express choice of Governing Law (if any) specified in the Documents is bona fide and not made with any intention to evade the laws of the jurisdiction with which the transaction under such document has the closest and most real connection.

18	There is nothing under any law (other than the laws of the British Virgin Islands) that would or might affect the opinions herein and, specifically, we have made no enquiry as to the laws or public policies of the State of New York.

Enforceability and Illegality

19	The obligations expressed to be assumed by the Company and by the other parties in each Document will constitute legal, valid, binding and enforceable obligations of such parties under the laws of the State of New York and all other applicable laws (other than the laws of the British Virgin Islands).

20	If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive or impossible or illegal under the laws of that jurisdiction.

21	No moneys paid to or for the account of any party under the Documents represent or are derived from, or will represent or will be derived from the proceeds of “criminal conduct” (as defined in the Proceeds of Criminal Conduct Act 1997). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with either (i) United Nations and / or United Kingdom sanctions and / or measures extended by statutory instrument to the British Virgin Islands by Orders in Council and / or (ii) sanctions imposed by governmental or regulatory authorities or agencies in the British Virgin Islands under British Virgin Islands legislation.

22	No charging orders have been made by the courts of the British Virgin Islands against either: (i) the Company; (ii) any of the Company’s assets, property or interests; or (iii) any of the shares, securities or other similar instruments of the Company.

23	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

24	There are no agreements, documents or arrangements (other than the documents expressly referred to herein as having been examined by us) which materially affect, amend, modify, prevent or inhibit the Documents or the transactions contemplated by them or restrict the powers and authority of the directors of the Company or the Company itself in any way.

Approvals, consents and filings

25	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

26	All:

(a)	notarisations, apostillisations and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands); and

(b)	filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the British Virgin Islands; and

(c)	payments outside the British Virgin Islands of stamp duty, registration or other tax on or in relation to the Documents,

required to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid.

27	The Company does not carry on any activities (other than as a consequence of performing its obligations under the Documents) which would require it to be licensed under British Virgin Islands financial services legislation.

Submission to jurisdiction

28	The submission by the Company to the jurisdiction of the courts specified in the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the British Virgin Islands).

Sovereign immunity

29	The Company is not, and is not owned or controlled directly or indirectly by, a State (as defined in the Qualifications at paragraph 13 of Schedule 3) or sovereign entity.

Pari passu ranking

30	As a contractual matter under the governing law of the Documents, the payment obligations of the Company under the Documents are unsubordinated and the parties to the Documents will not subsequently agree to subordinate or defer their claims.

No British Virgin Islands establishment

31	No party to the Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the British Virgin Islands.

Economic Substance

32	The Company is not resident for tax purposes in a jurisdiction outside the British Virgin Islands and is therefore a legal entity within the scope of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), but the Company is not undertaking a relevant activity for the purposes of the Substance Act or, if the Company does undertake or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity under the Substance Act.

No interest in land in the British Virgin Islands

33	The Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

Schedule 3

Qualifications

Good Standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

2	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

3	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4	Under the BCA, unless the Company is within one of the statutory exceptions to the obligation to file and is compliant with any conditions for the relevant exceptions(s) to apply, a copy of the Company’s register of members which is complete and certain prescribed beneficial ownership information for the Company must be filed by the Company at the Registry of Corporate Affairs. Failure to make these filings will render the Company liable to penalty fees and if the filings are not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

5	For the purposes of this opinion “in good standing” means only that as of the date of this opinion it appears from our searches of the Public Records and on the basis of certain of the assumptions made in Schedule 2 being correct the Company is in good standing. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent’s Certificate or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

Public Records

6	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by the Company to file its register of directors, register of members, beneficial ownership and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

Choice of Law

7	Where the Governing Law of a Document is not British Virgin Islands law:

(a)	the courts of the British Virgin Islands will not recognise the choice of its Governing Law as the governing law of that Document to the extent that such choice of Governing Law would be incompatible with the public policy of British Virgin Islands law; and

(b)	in any action brought in respect of a Document in the courts of the British Virgin Islands, those courts will not apply its Governing Law unless that law is pleaded and proved in the courts of the British Virgin Islands, nor will they apply that law:

(i)	to matters of procedure; or

(ii)	to the extent the application of that Governing Law would be incompatible with the public policy of British Virgin Islands law or contrary to mandatorily-applicable provisions of British Virgin Islands law.

Enforceability

8	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the British Virgin Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity (i.e. equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy);

(c)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	a British Virgin Islands court may not necessarily award costs and disbursements in litigation in accordance with contractual provisions;

(e)	enforcement may be limited or prevented by reason of fraud, misrepresentation, mistake or public policy;

(f)	enforcement may be limited by the principle of forum non conveniens or analogous principles; and

(g)	although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the courts of the State of New York, the courts of the British Virgin Islands will recognise such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the judgement is not in respect of penalties, fines, taxes or similar fiscal or revenue obligations of the Company, is final, is for a liquidated sum, was not obtained in a fraudulent manner, is not of a kind the enforcement of which is contrary to the public policy in the British Virgin Islands, is not contrary to the principles of natural justice and provided that the courts of the State of New York had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process. In appropriate circumstances, a British Virgin Islands court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

9	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

10	Although it is our view that in the event of proceedings being brought in the British Virgin Islands in respect of a monetary obligation in connection with the Documents, any monetary judgment is likely to be expressed in the currency in which such claim is made, with respect to winding up proceedings, British Virgin Islands law may require that all debts and claims are converted into U.S. Dollars (the currency of the British Virgin Islands) at an exchange rate prevailing on the date of the winding up. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the British Virgin Islands.

11	The law of the British Virgin Islands may not recognise a difference between negligence and gross negligence.

12	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, that Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

13	Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the British Virgin Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the British Virgin Islands, the British Virgin Islands court will not accept jurisdiction.

14	Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a British Virgin Islands court will only refuse leave to serve process outside of the British Virgin Islands if the British Virgin Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the British Virgin Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the British Virgin Islands.

Sovereign Immunity

15	The State Immunity Act 1978 of the United Kingdom (the State Immunity Act) has been extended to the British Virgin Islands by the State Immunity (Overseas Territories) Order 1979. Under the State Immunity Act:

(a)	a British Virgin Islands company will be immune from the jurisdiction of the British Virgin Islands courts if:

(i)	it is a department of the government of any foreign or commonwealth State other than the United Kingdom (State); or

(ii)	the proceedings relate to anything done by it in the exercise of sovereign authority and the circumstances are such that a State would have been immune from jurisdiction under the State Immunity Act.

(b)	Where a British Virgin Islands company submits to the jurisdiction of a court (in British Virgin Islands or elsewhere) in respect of proceedings where it is entitled (under (a) above) to immunity:

(i)	relief may not be given against it by way of injunction or order for specific performance or the recovery of land or other property; and

(ii)	its property (other than in certain circumstances property used or intended to be used for commercial purposes) may be immune to any process for the enforcement of a judgment or arbitration award or, in an action in rem, for its arrest, detention or sale.